Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been prepared in accordance with US GAAP and S-X Article 11 to provide pro forma information with regards to certain real estate acquisitions and financing transactions, as applicable.

On January 7, 2020, MHP Pursuits LLC, a wholly-owned subsidiary of Manufactured Housing Properties Inc., a Nevada corporation (the “Company”), entered into a purchase and sale agreement (the “Purchase Agreement”) with J & A Real Estate, LLC (“J&A”) for the purchase of a manufactured housing community known as Countryside Estates Mobile Home Park, which is located in Lancaster, South Carolina and totals 110 sites, for a total purchase price of $3.7 million, of which approximately $2.6 million will be attributed to the value of land and land improvements, and $1.1 million will be attributed to the mobile homes. Closing of the Purchase Agreement was completed on March 12, 2020 and the Company’s newly formed wholly owned subsidiary, Countryside MHP LLC, purchased the assets. The transaction will be accounted for as an asset acquisition.

The accompanying unaudited pro forma combined statements of operations of the Company are presented for the year ended December 31, 2019 and include pro forma adjustments to illustrate the estimated effect of the Company’s acquisition described above.

This unaudited pro forma combined financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results as if the transactions reflected herein had occurred on the date or been in effect during the period indicated. This pro forma combined financial information should not be viewed as indicative of the Company’s financial results in the future and should be read in conjunction with the Company’s financial statements.

MANUFACTURED HOUSING PROPERTIES INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

	Historical	Acquisition	Adjustment		Pro Forma
Revenue
Rental and related income	$2,968,472	$485,445			$3,453,917
Management fees, related party	48,319	-			48,319
Home sales	4,900	-			4,900
Total revenues	3,021,691	485,445			3,507,136

Community operating expenses
Repair and maintenance	234,770	40,199			274,969
Real estate taxes	142,187	29,018			171,205
Utilities	212,719	4,116			216,835
Insurance	83,975	-			83,975
General and administrative expense	476,137	77,912			554,049
Total community operating expenses	1,149,788	111,046			1,260,834
Corporate payroll and overhead	1,253,383	-			1,253,383
Depreciation and amortization expense	786,179	-	174,621	(a)	960,800
Interest expense	1,312,469	-	165,000	(b)	1,477,469
Refinancing costs	552,272	-			552,272
Total expenses	5,054,091	151,245			5,544,957
Net income (loss) before provision for income taxes	(2,032,400)	334,200			(2,037,821)
Provision for income taxes	6,347	-			6,347
Net income (loss) attributable to the Company	(2,038,747)	334,200			(2,044,168)
Total preferred stock dividends	360,937	-			360,937
Net income (loss) attributable to common shareholders	$(2,399,684)	$334,200			$(2,405,105)

Weighted average loss per share - basic and fully diluted					$(0.19)
Weighted averages shares - basic and fully diluted					12,624,171

(a)	Adjustment to recognize depreciation expense on the investment property and amortization expense on the acquisition costs.

(b)	Adjustment to recognize the interest expense on the outstanding debt issued for the purchase of investment property.